AMENDMENT NO. 2 DATED AS OF OCTOBER 1, 2016 TO

INVESTMENT MANAGEMENT AGREEMENT DATED AS OF JULY 31, 2003

WHEREAS, AMG FUNDS I (formerly, MANAGERS TRUST I), a Massachusetts business trust having its principal place of business in Greenwich, Connecticut (the “Trust”), and AMG FUNDS LLC (formerly, MANAGERS INVESTMENT GROUP LLC, which was formerly THE MANAGERS FUNDS LLC), a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Greenwich, Connecticut (the “Adviser”), entered into an Investment Management Agreement dated as of July 31, 2003 (as amended through the date hereof, the “Investment Management Agreement”);

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) desire to amend the Investment Management Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendment to the Investment Management Agreement. Effective as of the date hereof, the Investment Management Agreement is hereby amended as follows:

A. Section 2(b). Section 2(b) of the Investment Management Agreement is hereby replaced in its entirety with the following:

“(b) [Reserved]”

B. Schedule A. Schedule A to the Investment Management Agreement is hereby replaced in its entirety with the following:

“SCHEDULE A

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Adviser an annual gross investment advisory fee equal to the rates included in the table below of the average daily net assets of the applicable Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Fund	Advisory Fee
AMG Managers Brandywine Fund	0.88%
AMG Managers Brandywine Blue Fund	0.88%
AMG Managers Brandywine Advisors Mid Cap Growth Fund	0.88%
AMG FQ Tax-Managed U.S. Equity Fund	0.70%
AMG TimesSquare All Cap Growth Fund	0.75%”

2. Defined Terms; Confirmation of Other Terms of the Investment Management Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Investment Management Agreement. The Investment Management Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

4. Limitation of Liability. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of October 1, 2016.

AMG FUNDS I

By:	/s/ Jeffrey T. Cerutti
Name:	Jeffrey T. Cerutti
Title:	President and Chief Executive Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer